Extension Agreement

     Reference is hereby made to the Financial and Management Consulting Agreement dated as of January 1, 1999 by and between Donalson Capital Corporation and Telco-
Technology, Inc. (the "Agreement").

     Notwithstanding anything to the contrary contained in
Section 5 of the Agreement, it is hereby agreed that the term of the Agreement (which had an original term of three years expiring December 31, 2001) shall continue on a month to month basis effective January 1, 2002 and may be terminated by either party on 30 days prior written notice.

     All of the other terms of the Agreement shall remain in full force and effect.

     AGREED to this 15th day of February, 2002.



Donalson Capital Corporation      Telco-Technology, Inc.


By:  /s/ Donald R. McKelvey       By:  /s/ Donald R. McKelvey
Name:     Donald R. McKelvey      Name:  Donald R. McKelvey
Title:    President               Title:  President